EXHIBIT 99.1

For Immediate Release

Augusta, Georgia

May 23, 2006

GREGORY NAMED CHIEF FINANCIAL OFFICER

Patrick G. Blanchard, President & CEO of Georgia-Carolina Bancshares, Inc., and Remer Y. Brinson III, President & CEO of First Bank of Georgia, jointly announced today the election of Mr. Bradley J. "Jack" Gregory as the new Senior Vice President and Chief Financial Officer of both the Company and First Bank.

"Jack Gregory brings a world of experience and knowledge to our growing executive team of both companies," stated Blanchard.

"In his important role, he will assist us in guiding the company and the bank through continued growth and profitability," Blanchard continued.

"We are excited to have someone of Jack's ability and experience join us," stated Remer Brinson.

"His experience in providing financial and audit services will strengthen the management team of our growing institution," Brinson further stated.

A native of San Antonio, Texas, Gregory has a B. S. Degree from Southwest Texas State University and an MBA from Texas Tech University.

In addition to his CPA designation, Gregory is also a Certified Internal Auditor, a Certified Information Systems Auditor and Certified Bank Auditor.

He began his banking career with San Antonio Savings Association as a Financial Auditor in 1984. He has held significant positions in Finance and Accounting with Arkansas Bank & Trust, Hot Springs, Arkansas from 1994 to 1998; Old Kent Mortgage Company, Grand Rapids, Michigan from 2000 to 2001 and Regions Financial Corporation in Montgomery, Alabama from 2001 to 2006.

Mr. Gregory and his family are relocating to Augusta as he begins his service with Georgia-Carolina Bancshares, Inc. and First Bank of Georgia.

Press Release

May 23, 2006

Page Two

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 731-6600.